Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation Announces Acquisition of The Point at Clark Retail Center

OAK BROOK, IL (July 19, 2010) – Inland Real Estate Corporation (NYSE: IRC) today announced the acquisition of  The Point at Clark, a multi-level retail center with 95,455 square feet of leasable retail area plus on premises parking for 175 cars, located in Chicago, Illinois.  The Company agreed to pay the seller approximately $28.8 million at the closing, excluding closing costs and adjustments.  The acquisition was financed with draws under the Company’s $150 million line of credit facility and cash on hand.

Inland Real Estate Corporation anticipates obtaining property-level financing on the presently unencumbered retail center within the coming weeks at leverage levels consistent with the Company’s existing business plan.  IRC expects to utilize net proceeds from the mortgage loan to repay advances made under its line of credit facility to acquire the property.

In addition, the Company plans to contribute The Point at Clark to its previously announced joint venture with PGGM, a leading Dutch pension fund administrator and asset manager.  The Company expects to utilize PGGM’s equity contribution of 45 percent of unlevered acquisition value to further reduce the outstanding balance under IRC’s line of credit facility.  Under the terms of the joint venture agreement with PGGM, Inland Real Estate Corporation holds a 55 percent equity ownership interest in the venture and earns fees for asset management, property management, leasing and other services provided to the venture.

The Point at Clark retail center, completed in 1996, is located at the intersection of Clark and Halsted streets within an established, diverse trade area in Chicago’s dynamic Lakeview neighborhood.  The center’s strong urban location is distinguished by high average household income and dense population of more than 420,000 within a three mile radius.  The Point at Clark retail center is leased to market-leading retailers DSW Shoe Warehouse, Marshalls and Michaels and is 100 percent financially occupied.

“We believe The Point at Clark, located within a bustling retail corridor with high barriers to entry, is an irreplaceable asset in the trade area,” said Mark E. Zalatoris, Inland Real Estate Corporation’s president and CEO.  “The contribution of this newly acquired asset to the PGGM joint venture is an exciting way to launch this investment vehicle through which we expect to increase our assets under management and grow shareholder value over time.”

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 141 open-air neighborhood, community, power, and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented by our Form 10-Q filings.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.